Aquasition Corp. Receives Nasdaq Deficiency Notice

NEW YORK, March 26, 2014 — Aquasition Corp. (AQU) (the "Company") today announced that on March 20, 2014, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) stating that Nasdaq’s staff (the “Staff”) had determined that Prime was not in compliance with Listing Rule 5550(a)(3) (the “Rule”), which requires that the Company maintain a minimum of 300 public holders for the continued listing of its securities on Nasdaq.

The Company has until May 5, 2014 to submit a plan to regain compliance. If the Staff accepts the Company’s plan to regain compliance, the Staff can grant an extension of up to 180 calendar days from March 20, 2014 for the Company to demonstrate compliance.

About Aquasition Corp.

Aquasition Corp. is a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar acquisition transaction, one or more businesses or assets.

Contact: Matthew Los, +44(0)20-7426-1155